                                                                EXHIBIT 23(h)(1)

                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT

         AMENDED AND RESTATED AGREEMENT made this 1st day of January, 2003, between BARR ROSENBERG SERIES TRUST (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Trust and BISYS entered into a Transfer Agency Agreement dated October 1, 2000 (the "2000 Agreement"), which has continued in effect through the date hereof, whereby BISYS agreed to perform certain services for each series of the Trust, as now in existence or as hereafter may be established from time to time (individually referred to herein as a "Fund" and collectively as the "Funds");

         WHEREAS, the Trust desires that BISYS continue to perform such transfer agency services for the Trust and each of the Funds;

         WHEREAS, BISYS is willing to continue to perform such services on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and the Trust wish to amend and restate the 2000 Agreement in order to set forth the terms under which BISYS will henceforth perform the transfer agency services set forth herein for the Trust.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       RETENTION OF BISYS.

                  The Trust hereby retains BISYS to act as the transfer agent for the Funds to perform (i) the transfer agent services set forth in Schedule A hereto, (ii) such special services incidental to the performance of such services as may be agreed to by the parties from time to time (for such fees as the parties may agree as aforesaid) and (iii) such additional services as may be agreed to by the parties from time to time and set forth in an amendment to said Schedule A (for such fees as the parties may agree as aforesaid). BISYS hereby accepts such employment to perform the services described herein.

                  BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2.       FEES.

                  The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

         3.       REIMBURSEMENT OF EXPENSES.

                  In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS's reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                  (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

                  (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                  (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

                  (d) The cost of microfilm or microfiche of records or other materials; and

                  (e) Any expenses BISYS shall reasonably incur at the written direction of an officer of the Trust (other than an officer of the Trust who is also an employee of BISYS or Furman Selz) thereunto duly authorized.

         4.       EFFECTIVE DATE.

                  This Agreement shall become effective as of the date first written above (the "Effective Date").

         5.       TERM.

                  The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date first written above and ending on September 30, 2005. Thereafter, it shall be renewed automatically for successive three-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 90 days prior to the expiration of the then-current term. After such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and reasonable out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon termination of this Agreement shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS's reasonable costs in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, BISYS will provide the Trust with reasonable access to such copies; provided, that BISYS shall be reimbursed for reasonable costs incurred in connection therewith.

                  In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and, upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                  The Service Standards set forth in Schedule D hereof are not intended and shall not be construed to impair, limit or affect in any way the Trust's right to terminate this Agreement for material breach as set forth above.

         6.       UNCONTROLLABLE EVENTS.

                  BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         7.       LEGAL ADVICE.

                  BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing (which counsel shall be reasonably acceptable to the Trust) and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         8.       INSTRUCTIONS.

                  Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                  As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

                  The Trust acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of each such amendment that is material to the services BISYS performs for any Fund shall be delivered to the Trust promptly after the adoption thereof. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

                  In the event an authorized representative of the Trust requests that an exception be made from BISYS's anti-money laundering or anti-fraud compliance procedures or any such procedures adopted by the Trust and approved by BISYS (including any requirements of the Trust's anti-money laundering program (the "AML Program")), BISYS shall use reasonable efforts to implement such exception, provided that BISYS may in its reasonable discretion determine whether to permit such exception. In the event BISYS permits an exception to one or more of the aforementioned compliance procedures, the same shall become effective when set forth in a written instrument executed by an authorized representative of each of the Trust (other than an employee of BISYS) and BISYS (any such authorized exception and any necessary or desirable change in procedures made to effect such exception are hereinafter collectively referred to as an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall be authorized by the Trust's anti-money laundering compliance officer ("AML Compliance Officer"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect).

                  Notwithstanding any other provision of this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability to the Trust for any judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other reasonable expenses of every nature and character (collectively, "Losses") resulting from its action or inaction in accordance with, or otherwise resulting from, such Exception provided that the proximate cause of such Loss arises from the Exception and provided further that if BISYS permits an Exception that is intended to further reduce the risk to the Trust from losses due to money laundering or fraud activity, then, notwithstanding the foregoing, BISYS shall be liable for any resulting Loss that arises from BISYS's gross negligence in failing to comply properly with such Exception. As long as BISYS acts in good faith and without willful misconduct, the Trust shall indemnify BISYS and hold BISYS harmless from any Loss and damages resulting to BISYS from its action or inaction in accordance with, or otherwise resulting from, any Exception provided that the proximate cause of such Loss arises from the Exception and provided further that if BISYS permits an Exception that is intended to further reduce the risk to the Trust from losses due to money laundering or fraud activity, then, notwithstanding any provision of this Agreement to the contrary, BISYS shall not be indemnified by the Trust against any resulting Loss that arises from BISYS's gross negligence in failing to comply properly with such Exception.

                  The parties may amend any procedures adopted, approved or set forth under this Agreement by mutual written agreement. BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body to the extent such rule, regulation or requirement is applicable to the Trust. The Trust may conclusively assume that any special procedure which has been approved by an executive officer of BISYS (other than an officer or employee of the Trust) does not conflict with or violate any rule, regulation or requirement of any regulatory body to the extent such rule, regulation or requirement is applicable to BISYS.

         9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                  BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all Losses arising out of or in any way relating to BISYS's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by a duly authorized representative of the Trust or the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS, its employees, agents, directors, officers and nominees in cases of their own bad faith, willful misfeasance, negligence or reckless disregard by any or all of them of BISYS's obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

                  BISYS agrees to indemnify and hold harmless the Trust, its employees, agents, Trustees, officers and nominees from and against any and all Losses arising out of or in any way relating to BISYS's or its employees', agents', directors', officers' and nominees' bad faith, willful misfeasance, negligence or reckless disregard by any or all of them of BISYS's obligations and duties with respect to the performance of services under this Agreement; provided, that, prior to confessing any claim against it which may be the subject of this indemnification, the Trust shall give BISYS written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of the Trust.

                  The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

                  The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the other party.

           10.    RECORD RETENTION AND CONFIDENTIALITY.

                  BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         11.      REPORTS.

                  BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C.

         12.      RIGHTS OF OWNERSHIP.

                  All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13.      RETURN OF RECORDS.

                  BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         14.      BANK ACCOUNTS.

                  BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services performed by BISYS. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15.      REPRESENTATIONS OF THE TRUST.

                  The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Agreement and Declaration of Trust, as amended, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and general principles of equity.

                  The Trust also certifies to BISYS that (a) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to
Section 18, and has appointed an AML Compliance Officer who is an officer of the Trust, (b) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (c) the delegation of certain services (the "AML Services") thereunder to BISYS, as provided in Section 22, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS's review prior to adoption in accordance with, and subject to BISYS's consent pursuant to, Section 20.

         16.      REPRESENTATIONS OF BISYS.

                  BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

                  BISYS also represents and warrants that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services to be performed by it for the Trust.

         17.      INSURANCE.

                  BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         18.      INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                  The Trust has furnished to BISYS, or will furnish to BISYS within 90 days following the Effective Date, the following:

                  (a) Copies of the Second Amended and Restated Agreement and Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                  (b)     Copies of the following documents:

                           1.       The Trust's By-Laws and any amendments
                                    thereto.

                           2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                                    A.       Approval of this Agreement and
                                             authorization of a specified
                                             officer of the Trust to execute and
                                             deliver this Agreement and
                                             authorization for specified
                                             officers of the Trust to instruct
                                             BISYS hereunder; and

                                    B.       Authorization of BISYS to act as
                                             Transfer Agent for the Trust on
                                             behalf of the Funds.

                  (c) A list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

                  (d) Two copies of the following (if such documents are employed by the Trust):

                           1. Prospectuses and Statement of Additional Information;

                           2.       Distribution Agreement; and

                           3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

                  (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS's appointment as Transfer Agent (or as of the date on which BISYS's services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

                  (f) A copy of the Trust's written AML Program, including related policies and procedures.

         19.      INFORMATION FURNISHED BY BISYS.

                  BISYS has furnished to the Trust the following:

                  (a)      BISYS's Articles of Incorporation.

                  (b)      BISYS's By-Laws and any amendments thereto.

                  (c) Certified copies of actions of BISYS covering the following matters:

                           1.       Approval of this Agreement, and
                                    authorization of a specified officer of
                                    BISYS to execute and deliver this Agreement;

                           2. Authorization of BISYS to act as Transfer Agent for the Trust.

                  (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

                  (e)     The current BISYS "As-of" Trading Policy.

         20.      AMENDMENTS TO DOCUMENTS.

                  The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. Notwithstanding anything in this Agreement to the contrary, if amendments are made to such documents that might affect the services provided by BISYS hereunder, the procedures employed in providing such services or might otherwise affect the duties of BISYS hereunder BISYS shall not be obligated to comply with such amendment or change unless it consents to do so, which consent will not be unreasonably withheld, and provided that such consent may be contingent on the parties negotiating additional fees and/or expenses to be paid to BISYS.

         21.      RELIANCE ON AMENDMENTS.

                  (a) BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement, and the Trust hereby agrees to indemnify and hold harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other reasonable expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes, provided that BISYS shall remain subject to the applicable standards of care as set forth in this Agreement regarding its actions taken or nonactions in complying properly with such amendment or change.

                  (b) In the event such amendments or changes relate to services provided by BISYS hereunder or might affect the duties of BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS's written consent in accordance with Section 20 above.

         22.      COMPLIANCE WITH LAW.

                  Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

         The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

         The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the AML Services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement. BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.

         As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Trust of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule. For example, no additional information will be obtained regarding individual transactions processed through another entity's omnibus account. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.

         In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and
(ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder. BISYS agrees to provide reasonable advance notice to the Trust of its decision to take any action pursuant to item
(ii) of the foregoing sentence to the extent reasonably practical.

         The parties acknowledge and agree that Barr Rosenberg Funds Distributor, Inc., an affiliate of BISYS, has obligations under the Applicable AML Laws in connection with its registration as a broker-dealer that are independent and separate from those of BISYS hereunder, and further, that this Agreement is unrelated to and shall have no effect on any such obligations of Barr Rosenberg Funds Distributor, Inc.

         23.      NOTICES.

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at AXA Rosenberg Investment Management LLC, 4 Orinda Way, Orinda, California 94563, Attn: Edward
H. Lyman, Esq., with a copy to J.B. Kittredge, Esq., Ropes &

Gray, One International Place, Boston, Massachusetts 02110-2624; if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24.      HEADINGS.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25.      ASSIGNMENT.

                  This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS's right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         26. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST.

                  This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in the Trust's Amended and Restated Agreement and Declaration of Trust, which is on file with the Secretary of The Commonwealth of Massachusetts.

         27.      PRIVACY.

                  Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except as (i) required by law (including Applicable AML Laws) or (ii) permitted by law and necessary or desirable for BISYS to perform its duties hereunder. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide BISYS with a copy of that Statement upon request or if there is any change thereto.

         28.      CONFIDENTIAL INFORMATION.

                  Each party acknowledges that it may acquire knowledge and information relating to the other party and its affiliates which is not generally known by others including, but not limited to, information pertaining to business plans, prior, present or potential shareholders, employees, customers and/or suppliers, and that all such knowledge and information acquired or developed is and shall be confidential and proprietary information (all such confidential and proprietary information is herein collectively referred to as the "Confidential Information"). Each party agrees to hold the Confidential Information in strict confidence, to refrain from directly or indirectly disclosing it to others or using it in any way except for purposes of performing services hereunder, and to prevent any unauthorized person access to it either before or after termination of this Agreement, without the prior written consent of the other party. Both parties further agree to take all action reasonable and necessary to protect the confidentiality of the Confidential Information. The parties shall use their best efforts to have their officers, partners, employees and agents agree to the terms of this Section. The obligations of the parties contained in this section shall survive termination of this Agreement. Neither party's confidentiality obligations under this provision shall apply to such information that (i) was in the public domain or available to a third party without restrictions at or prior to the time such information was made known to such party, (ii) had been independently known to such party at the time of disclosure from persons who were not subject to similar confidentiality obligations, or (iii) is required to be disclosed by law (except that each party will use best efforts to give the other party written notice prior to any such disclosure).

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                                  BARR ROSENBERG SERIES TRUST

                                                  By: RICHARD SAALFELD
                                                      --------------------------
                                                  Title: President
                                                         -----------------------


                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By: WILLIAM J. TOMKO
                                                      --------------------------
                                                  Title: President
                                                         -----------------------

                                                          Dated: January 1, 2003

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           BARR ROSENBERG SERIES TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES

1.       SHAREHOLDER TRANSACTIONS

         a.       Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       SHAREHOLDER INFORMATION SERVICES

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

         d. Provide toll-free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity.

3.       COMPLIANCE REPORTING

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.       Issue tax withholding reports to the Internal Revenue Service.

4.       DEALER/LOAD PROCESSING (IF APPLICABLE)

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses and any shareholder servicing fees.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       SHAREHOLDER ACCOUNT MAINTENANCE

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Record shareholder account information changes.

         d.       Maintain account documentation files for each shareholder.

6.       ANTI-MONEY LAUNDERING SERVICES

         a        Verify shareholder identity upon opening new accounts.

         b        Monitor, identify and report shareholder transactions and
         identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

         c        Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

         d        Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

e        Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           BARR ROSENBERG SERIES TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                               TRANSFER AGENT FEES

         BISYS shall be entitled to receive an annual account maintenance fee of $18.00 per shareholder account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments. BISYS shall be entitled to receive an annual closed account fee of $5.00 for each closed shareholder account maintained in its records during the year, including those shareholder accounts which have a zero balance during any portion of the year. The annual account maintenance an closed account fees set forth above shall be subject to a minimum annual aggregate fee of $12,000 per Fund.

         In addition, BISYS shall be entitled to receive an annual fee of $4,000 per Fund for each additional class of such Fund in excess of 4 classes.

AML Services

         BISYS shall be entitled to a one-time set up fee of $5,000, billed in a lump sum, and an annual program servicing fee of $4,500, billed in equal monthly installments. BISYS shall also be entitled to the following systems costs:

           Early warning annual fee                                      $575.00

           Early warning per record cost (for new account*                 $0.17
           registration review; does not apply to Network
           Level II accounts)

           Equifax - per request cost                                      $5.00

           * Changes to account registration information or other account-related information may result in characterizing the account as a new account for these purposes.

ADDITIONAL SERVICES:

         Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

OUT-OF-POCKET EXPENSES:

         BISYS shall be entitled to be reimbursed for the out-of-pocket expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                           BARR ROSENBERG SERIES TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                     REPORTS

1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         a.       Beginning Balance

         b.       Dealer Transactions

         c.       Shareholder Transactions

         d.       Reinvested Dividends

         e.       Exchanges

         f.       Adjustments

         g.       Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Dealer Processing Reports

5.       Monthly Dividend Reports

6.       Sales Data Reports for Blue Sky Registration

   7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

   8. Such special reports and additional information that the parties may agree upon, from time to time.

AML REPORTS

Following each quarterly period BISYS will provide a report to the following effect pertaining to the AML Service rendered by BISYS hereunder during such quarterly period:

-        performed good order review for all new and reregistered accounts;

-        performed acceptance review for all monetary instruments received;

- administered signature guarantee policy in accordance with prospectus requirements;

- administered escrow hold policy in accordance with prospectus requirements;

-        verified customer address changes;

- verified customer identification for all new accounts and all name changes on existing accounts;

- monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

- monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

- reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

- created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

- maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services;

- performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

- performed required due diligence on any new correspondent accounts opened during the period.

                                   SCHEDULE D
                        TO THE TRANSFER AGENCY AGREEMENT
                       BETWEEN BARR ROSENBERG SERIES TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                SERVICE STANDARDS

Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on page D-2 of this Schedule D. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

Each of the service standards will be monitored by a Quality Assurance team. In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following month in order to be in compliance with the appropriate standard at the end of such month; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS's failure to meet a service standard was due to circumstances beyond its control.

In the event BISYS fails to meet any one "Tier 1" item or any three "Tier 2" items, as identified within the service standards set forth on page D-2 of this Schedule D, (except for any failure due to circumstances beyond its control) in three consecutive months, the fee payable to BISYS hereunder shall be reduced retroactively by five percent (5%) or such lower amount as the parties shall agree upon for the third of those three months. If such failure occurs in four or more consecutive months, the fee payable to BISYS hereunder shall be reduced retroactively by ten percent (10%) or such lower amount as the parties shall agree upon for the fourth of those months and each successive month until such failure is satisfactorily remedied.

                         BISYS FUND SERVICES OHIO, INC.
                        TRANSFER AGENCY SERVICE STANDARDS
                                       FOR
                           BARR ROSENBERG SERIES TRUST


                                   TIER 1

          ITEM                              STANDARD

New Account Quality                     95% accuracy rate

Financial Transactions Quality          98% accuracy rate

Incoming Calls                          85% answered in twenty (20) seconds

Abandon Rate                            Under 3%

                                   TIER 2

          ITEM                              STANDARD

Non-Financial Transaction Quality       98% accuracy rate

Correspondence - financial impact       100% responded to in one (1) business
                                        day

Correspondence - non-financial impact   100% responded to in three (3) business
                                        days



Average Answer Speed                    12 seconds

Confirmations                           100% mailed in three (3) business days

Statements                              100% mailed in five (5) business days


                                      D-2